Exhibit 99.1

Xtend Networks Promotes Avner Kol to COO, Names

Steve Santamaria as Senior VP and GM, Commercial Services;

Al Johnson Takes on 3 GHz “Spectrum Overlay” Operations

ATLANTA, Nov.4/PRNewswire-FirstCall/ — Xtend Networks, a Vyyo company (NASDAQ: VYYO) that provides advanced broadband solutions for the cable TV industry, announced today a series of management changes that will increase the company’s focus on its core market of cable system operators.

Xtend announced that Avner Kol has been promoted to COO and that veteran cable executive Steve Santamaria has been hired as Senior VP and General Manager, Commercial Services. In addition, Al Johnson, VP of Technology and Advanced Architectures for the company, has taken on day-to-day responsibility for Xtend’s 3 GHz “Spectrum Overlay” products for the residential market.

Xtend also announced that Bill Keating has resigned as CEO in order to resume his career as an executive consultant to high-tech ventures. Keating will continue to work in a consulting capacity with Xtend, with a focus on key customers in the cable industry. Davidi Gilo, currently Chairman and CEO of Vyyo Inc., assumes CEO duties for Xtend.

“Avner Kol and Bill Keating have been invaluable in assembling an outstanding management team and in securing trials and commercial deployments of our 3 GHz Spectrum Overlay and T1 solutions,” said Gilo. “With the addition of Steve Santamaria, an expanded role for Al Johnson and the continued expertise of David Nicholas, our senior VP of Strategic Sales, we believe we have the strongest possible team for helping the industry to meet the industry’s bandwidth and commercial services requirements.”

Kol has been general manager of Xtend’s T1 business unit for the past nine months. Previously, he had been general manager of Vyyo’s Israel operations since 2001; prior to that he was vice president of operations for DSP Communications, Inc., which was acquired by Intel in 1999.

Santamaria, who earned the cable industry’s Pacesetter Award earlier this year for his industry leadership as vice president of management service and assistant to the president with Charter Communications, will be responsible for all aspects of Xtend’s commercial products, including the development and sales of T1 over coax, wireless T1 and T1 cellular backhaul solutions. Prior to his three years with Charter, Santamaria served eight years as a vice president and regional vice president with Tele-Communications Inc. (TCI) and another two years as president and CEO of Last Mile Communications/Netbeam Inc., a fixed wireless startup.

Johnson, a former director of technology for Cablevision Systems Corporation, was instrumental in Cablevision’s exploration and adoption of next generation technologies, including optical architectures, digital compression, Direct Broadcast Satellite and Personal Communications Services. Johnson was responsible for engineering and implementing the cable industry’s first high-speed data and voice network.

Nicholas joined Xtend earlier this year after having served as vice president of worldwide sales for N2 Broadband (now Tandberg TV), and as vice president of global sales for the VOD division of Concurrent Computer for five years. Previously, he was executive vice president of Pioneer New Media Technologies, where he was responsible for sales, marketing and new business development, and vice president and general manager of Texscan Network System.

Xtend’s 3 GHz Spectrum Overlay solution is designed to expand the usable downstream bandwidth by up to two times and increase up to tenfold the upstream bandwidth of typical hybrid fiber-coaxial (HFC) network architectures. Xtend’s carrier class T1/E1 technology combines the company’s XMTSTM family of products, headend modular systems servicing up to 56 T1 links, and the company’s V3xx family of T1 modems to provide a market leading low-jitter, low-latency solution that utilizes existing infrastructure and Xtend’s T1 Network Management System. Xtend’s T1 over coax products have achieved certification for compliance with the Telecommunications Industry Association’s TIA-968-A-3 standards from the Administrative Council for Terminal Attachment (ACTA).

About Vyyo Inc. and Xtend Networks, a Vyyo company

Vyyo provides cable and wireless broadband access solutions. Our products are designed for use by utilities, cable television and telecommunication operators, wireless ISPs and enterprise. Our solutions enable utilities to operate secure wireless networks for communications and SCADA (Supervisory Control And Data Acquisition) of their remote assets. Cable television and telecommunication operators, wireless ISPs and enterprise use our DOCSIS-based solutions to deliver telephony (T1/E1), high-speed data, and VOIP to business and residential subscribers. Our 3 GHz Spectrum Overlay solutions are designed to expand cable operators’ typical HFC (hybrid-fiber coax) network capacity in the “last mile” by up to 2x in the downstream and up to 10x in the upstream, addressing bandwidth demand for T1 and other advanced services. For more information, please visit www.vyyo.com.

Safe Harbor Statement

Statements made in this press release relating to the future, including those related to the opportunities created for our customers given our ability to provide T1 services and to dramatically increase upstream and downstream bandwidth, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our business and results of operations to differ materially from those expressed or implied by such forward-looking statements. Risks that may cause these forward-looking statements to be inaccurate include among others: whether we will be able to move from development stage to deployment and establish commercial relationships with cable system operators; whether the cable industry will be willing and able to substantially increase the available bandwidth on their networks and do so using our alternative technology solution; the current limited visibility available in the telecommunications and broadband access equipment markets; the competitive pricing environment and slower than expected development of broadband wireless opportunities; the willingness and ability of operators to adopt our new technology and apply it in a manner that meets customer demands; whether cable system operators will successfully test and then deploy Xtend solutions to provide cellular backhaul and other services; Xtend’s ability to produce and distribute its broadband products in the quantities, and with the quality control, desired by the market; and other risks set forth in Vyyo’s annual report on Form 10-K for the year ended December 31, 2004, Vyyo’s quarterly reports on Form 10-Q and other reports filed by Vyyo with the Securities and Exchange Commission from time to time. Vyyo assumes no duty to update these statements.

All trademarks mentioned herein are the property of their respective owners.

DOCSIS is a trademark of Cable Television Laboratories, Inc.

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PUBLIC RELATIONS:	INVESTOR RELATIONS

Paul Schneider	Walt Ungerer
Paul Schneider Public Relations, Inc.	VP, Corporate Communications
(w) 215.702.9784	Vyyo Inc.
(m) 215.817.4384	678.488.0468
pspr@att.net	ir@vyyo.com